                                                                    EXHIBIT 99.1

                IDEX CORPORATION REPORTS RECORD RESULTS FOR 2006;
         CONTINUED STRONG ORGANIC GROWTH, MARGIN EXPANSION AND CASH FLOW

NORTHBROOK, IL, JANUARY 30 - IDEX CORPORATION (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2006. From continuing operations, orders in the fourth quarter were up 25 percent, sales increased 19 percent, and income rose 28 percent to $36.2 million. Diluted earnings per share from continuing operations were 67 cents versus 53 cents in the year-ago quarter. Fourth quarter 2006 results include stock option expense of $1.5 million. From continuing operations, full year 2006 orders increased 16 percent, sales rose 14 percent and diluted earnings per share were $2.48 versus $2.06 in 2005.

FULL YEAR 2006 HIGHLIGHTS (FROM CONTINUING OPERATIONS)

     - Orders for 2006 were $1.18 billion, 16 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic orders growth was 10 percent.

     - Full year sales of $1.15 billion rose 14 percent; excluding foreign currency translation and acquisitions, organic sales growth was 9 percent.

     - Operating margins at 18.8 percent were 90 basis points higher than a year ago.

     - Stock option expense of $7.6 million had a 70 basis point impact on operating margin during the year.

     -    Income increased 23 percent to $133.7 million.

     -    Diluted EPS at $2.48 was 42 cents or 20 percent ahead of last year.

     - EBITDA of $248.3 million was 21 percent of sales and covered interest expense by 15 times.

     -    Free cash flow was strong at $144.5 million and 1.1 times income.

     - Five strategic acquisitions were completed during the year, including the most recent acquisition, as previously announced, of Toptech Systems on December 1, 2006.

     - Operational and commercial excellence initiatives continue to fuel product innovation to drive growth.

"In 2006, our businesses again delivered very strong financial results, highlighted by 10 percent organic orders growth and 9 percent organic sales growth, coupled with the completion of 5 acquisitions. For the year, organic sales growth was led by our Health & Science Technologies and Fluid & Metering Technologies businesses which grew 13 percent and 10 percent, respectively. We continue to complement our organic growth with strategic acquisitions, such as recently-acquired Toptech Systems. Toptech is an applied solutions provider specializing in controls and software for downstream energy applications, as well as other high-value fluid systems. As we move forward, our businesses are well positioned in attractive product segments supported by strong underlying industry fundamentals. We are leveraging operational and commercial excellence, while continuously innovating to more effectively serve our customers and expand our market position."

                                        Lawrence D. Kingsley
                                        Chairman and Chief Executive Officer

2006 FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share amounts and percentages)

                                                              YEAR ENDED DECEMBER 31
                                                           ----------------------------
                                                             2006       2005     Change
                                                           --------   --------   ------
ORDERS WRITTEN                                             $1,184.5   $1,024.7     16%
SALES                                                       1,154.9    1,011.3     14
OPERATING INCOME                                              217.2      181.0     20
OPERATING MARGIN                                               18.8%      17.9%    90bp
INCOME FROM CONTINUING OPERATIONS                          $  133.7   $  108.6     23%
NET INCOME                                                    146.7      109.8     34
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS                           2.48       2.06     20
   NET INCOME                                                  2.72       2.08     31

OTHER DATA
      - Income before Taxes                                $  201.9   $  167.2     21%
      - Depreciation and Amortization                          30.0       26.3     14
      - Interest                                               16.4       14.4     14
      - EBITDA                                                248.3      207.9     19
      - Cash Flow from Operating Activities                   159.9      142.9     12
      - Capital Expenditures                                   21.2       22.5     (6)
      - Excess Tax Benefit from Stock-Based Compensation        5.8         --     --
      - Free Cash Flow                                        144.5      120.4     20

2006 ORDERS, SALES, INCOME, AND EPS FROM CONTINUING OPERATIONS WELL AHEAD OF LAST YEAR

New orders for full year 2006 totaled $1.18 billion, 16 percent higher than 2005. Excluding the impact of acquisitions and foreign currency translation, orders in 2006 were 10 percent higher than in 2005.

Sales for 2006 increased 14 percent to $1.15 billion from $1.01 billion a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 9 percent. Sales to international customers represented approximately 45 percent of total sales for both 2006 and 2005.

Full year 2006 operating margin was 18.8 percent, 90 basis points higher than the 17.9 percent reported in the prior year. This improvement reflects volume leverage, along with a 40 basis point improvement in gross margin to 41.3 percent, resulting mainly from strategic sourcing and other operational excellence initiatives. Selling, general and administrative expenses as a percent of sales improved 50 basis points from 2005. Higher total SG&A expenses reflect acquisitions, volume-related expenses, stock option expense and reinvestment in the business to drive organic growth. Stock option expense impacted operating margins by 70 basis points in 2006.

Income from continuing operations of $133.7 million increased 23 percent in 2006 compared to 2005. Diluted earnings per share from continuing operations of $2.48 rose 42 cents, or 20 percent, from the $2.06 recorded for 2005.

FOURTH QUARTER FINANCIAL RESULTS
(Dollars in millions, except per share amounts and percentages)

                                                            FOR THE QUARTER ENDED
                                              ------------------------------------------------
                                                December 31             September 30
                                              ---------------   ------------------------------
                                               2006     2005    Change       2006       Change
                                              ------   ------   ------   ------------   ------
ORDERS WRITTEN                                $314.9   $251.1     25%       $285.6        10%
SALES                                          302.1    252.9     19         289.8         4
OPERATING INCOME                                59.0     46.8     26          54.4         8
OPERATING MARGIN                                19.5%    18.5%   100bp        18.8%       70bp
INCOME FROM CONTINUING OPERATIONS              $36.2    $28.3     28%        $33.3         9%
NET INCOME                                      35.6     28.7     24          46.0       (23)
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS             .67      .53     26           .62         8
   NET INCOME                                    .66      .54     22           .85       (22)

OTHER DATA
      - Income before Taxes                   $ 53.3   $ 43.7     22%       $ 51.5         3%
      - Depreciation and Amortization            9.3      6.2     49           6.6        41
      - Interest                                 6.0      3.2     88           3.4        78
      - EBITDA                                  68.6     53.1     29          61.5        11
      - Cash Flow from Operating Activities     50.3     42.6     18          40.8        23
      - Capital Expenditures                     5.2      5.7     (9)          6.3       (17)
      - Excess Tax Benefit from Stock-Based
        Compensation                             0.9       --     --           0.3        --
      - Free Cash Flow                          46.0     36.9     25          34.8        32

Q4 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS UP YEAR-OVER-YEAR

New orders in the quarter totaled $314.9 million, 25 percent higher than the same period in 2005. Excluding the impact of acquisitions and foreign currency translation, orders were up 12 percent.

Sales in the fourth quarter of $302.1 million increased 19 percent from the prior-year period. Excluding the impact of acquisitions and foreign currency translation, organic growth was 7 percent, led by Fluid & Metering Technologies at 10 percent. Sales to international customers represented approximately 45 percent of total sales for the fourth quarter of 2006 versus 44 percent in the same period of 2005.

Fourth quarter operating margin was 19.5 percent, 100 basis points higher than the 18.5 percent reported in the prior-year period. Gross margin of 41.6 percent was 70 basis points higher than the fourth quarter of 2005. Strategic sourcing and other operational excellence initiatives drove the gross margin improvement. Selling, general and administrative expenses as a percent of sales improved 30 basis points to 22.1 percent in the fourth quarter of 2006. Higher total SG&A expenses reflect acquisitions, volume-related expenses, stock option expense and reinvestment in the business to drive organic growth. Stock option expense impacted operating margins by 50 basis points in the fourth quarter of 2006.

Income from continuing operations of $36.2 million increased 28 percent over the fourth quarter of 2005. Diluted earnings per share from continuing operations of 67 cents improved 14 cents, or 26 percent, from the fourth quarter of 2005. The effective tax rate in the fourth quarter of 2006 was favorably impacted by the December renewal of the U.S. Federal Research and Development Tax Credit.

SEGMENT RESULTS

Fluid & Metering Technologies orders in the fourth quarter of $124.1 million reflected 14 percent organic growth, while sales in the fourth quarter of $119.5 million reflected 10 percent organic growth. Operating margin of 21.4 percent represented a 160 basis point improvement compared with the fourth quarter of 2005.

Health & Science Technologies orders in the fourth quarter of $78.5 million reflected 10 percent organic growth, while sales in the fourth quarter of $79.3 million reflected 7 percent organic growth. Operating margin of 21.4 percent represented a 150 basis point improvement compared with the fourth quarter of 2005.

Dispensing Equipment orders in the fourth quarter of $39.8 million reflected 5 percent organic growth. Sales of $36.0 million in the fourth quarter reflected flat year-over-year organic growth due primarily to the timing of deliveries related to project-based orders in North America. Operating margin of 21.0 percent represented a 30 basis point improvement compared with the fourth quarter of 2005.

Fire & Safety/Diversified Products orders in the fourth quarter of $74.3 million reflected 16 percent organic growth, while sales of $69.1 million in the fourth quarter reflected 6 percent organic growth. Operating margin of 24.5 percent represented a 120 basis point decline compared with the fourth quarter of 2005, due in part to start up costs in the company's new China production facility.

For the full year 2006, Fluid & Metering Technologies contributed 38 percent of sales and 36 percent operating income; Health & Science Technologies accounted for 26 percent of sales and 24 percent of operating income; Dispensing Equipment accounted for 14 percent of sales and 15 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 25 percent of operating income.

DISCONTINUED OPERATIONS

During the fourth quarter, the company recognized a $0.5 million loss from discontinued operations resulting primarily from the company's decision to sell its Halox product line.

STRONG FINANCIAL POSITION

IDEX ended the year with total assets of $1.67 billion and working capital of $239 million. Total borrowings were $362 million at December 31, 2006. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for 2006 was $144 million. Full year 2006 EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $248 million (21 percent of sales) and covered interest expense by more than 15 times. Debt-to-total capitalization at year-end was 27 percent.

PROGRESS CONTINUES ON GROWTH INITIATIVES: OPERATIONAL AND COMMERCIAL EXCELLENCE

"IDEX's broad-based growth stems from our ability to expand our served application base through operational and commercial excellence," Kingsley said. "We continue to reinvest in product innovation, incorporating stretch thinking to completely understand our customers' application and the final use and requirements of their products, as well as goal deployment to ensure we execute. Our focus on fluidics solutions and other carefully targeted engineered product segments is enabling organic growth opportunities in all four business segments. Our businesses are doing a terrific job of bringing new products to market, faster, to enable us to effectively serve new industry applications.

"Our operating mindset, which centers on Mixed Model Lean, similarly enables us to flexibly respond to new market and new customer product requirements, as well as changing customer needs," Kingsley continued. "We continue to reduce plant cycle times and total lead times, so that our customers remain competitive. Our other operational excellence and strategic sourcing initiatives continue to improve our total operating efficiency and allow us to further leverage our plant investment.

"We're also pleased with our progress toward applying an expanded operational and commercial excellence toolset," Kingsley continued. "Our customer metrics and margin expansion are evidence that our strategy is working. The fourth quarter operating margin improved to 19.5 percent, 100 basis points ahead of the year-ago quarter. Excluding the impact of stock option expense, the improvement was 150 basis points."

ACQUISITION OF TOPTECH SYSTEMS

As previously announced, on December 1, 2006, IDEX completed the acquisition of Toptech Systems, Inc., a leading provider of terminal automation systems used in the custody transfer and control of high-value fluids and gases. Based in Longwood, Florida, with revenues of approximately $22 million, Toptech's products include terminal automation hardware and software used by customers in the oil, gas and refined fuels markets to control and manage inventories, as well as transactional data and invoicing. Toptech is now operated as part of the company's Liquid Controls business within its Fluid & Metering Technologies segment.

"Toptech's expertise in terminal automation and management is highly complementary to our precision metering capability and growth within the oil, gas and alternative fuels markets," Kingsley said. "With the addition of Toptech, IDEX now offers a robust platform of controls complementing our market-leading products which enable our customers to move, measure, and dispense high-value fluids anywhere in the world."

2007 OUTLOOK

"This continues to be an exciting time for IDEX," Kingsley concluded. "As we enter 2007, our business fundamentals are very strong. We are as focused as ever on generating organic growth and reinvesting in new products, markets and acquisitions that complement our existing businesses. Our health and science segment now represents 26 percent of our total revenue base and continues to expand rapidly. Our fluid and metering business is meeting both existing and emerging industrial infrastructure needs which are growing worldwide. We continue to enjoy an excellent market position and strong cash generation within our dispensing, fire and safety, and engineered band clamping businesses. Across the company, we are using operational and commercial excellence to better serve our customers, leverage our growth and further enable the success of our niche market strategy."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, January 30, 2007 at 1:30 p.m. CST. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #5707350.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
ADD -6-


                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 FOURTH QUARTER ENDED          YEAR ENDED
                                                                     DECEMBER 31,             DECEMBER 31,
                                                                 --------------------   -----------------------
                                                                    2006       2005        2006         2005
                                                                  --------   --------   ----------   ----------
NET SALES                                                         $302,131   $252,866   $1,154,940   $1,011,253
COST OF SALES                                                      176,543    149,338      677,533      597,286
                                                                  --------   --------   ----------   ----------
GROSS PROFIT                                                       125,588    103,528      477,407      413,967
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                        66,557     56,760      260,201      232,935
                                                                  --------   --------   ----------   ----------
OPERATING INCOME                                                    59,031     46,768      217,206      181,032
OTHER INCOME - NET                                                     270         78        1,040          557
INTEREST EXPENSE                                                     5,985      3,176       16,353       14,370
                                                                  --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               53,316     43,670      201,893      167,219
PROVISION FOR INCOME TAXES                                          17,127     15,343       68,171       58,644
                                                                  --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS                                   36,189     28,327      133,722      108,575
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                (234)       383          294        1,228
NET GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX        (314)        --       12,655           --
                                                                  --------   --------   ----------   ----------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                (548)       383       12,949        1,228
                                                                  --------   --------   ----------   ----------
NET INCOME                                                        $ 35,641   $ 28,710   $  146,671   $  109,803
                                                                  ========   ========   ==========   ==========

BASIC EARNINGS PER COMMON SHARE:

CONTINUING OPERATIONS                                             $   0.68   $   0.54   $     2.52   $     2.11
DISCONTINUED OPERATIONS                                              (0.01)      0.01         0.25         0.03
                                                                  --------   --------   ----------   ----------
NET INCOME                                                        $   0.67   $   0.55   $     2.77   $     2.14
                                                                  ========   ========   ==========   ==========
DILUTED EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                             $   0.67   $   0.53   $     2.48   $     2.06
DISCONTINUED OPERATIONS                                              (0.01)      0.01         0.24         0.02
                                                                  --------   --------   ----------   ----------
NET INCOME                                                        $   0.66   $   0.54   $     2.72   $     2.08
                                                                  ========   ========   ==========   ==========
SHARE DATA:

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                    53,293     52,306       53,018       51,392
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  54,186     53,492       53,984       52,720

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                             DECEMBER 31,   ECEMBER 31,
                                                 2006           2005
                                             ------------   -----------
ASSETS
   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS               $   77,941     $   77,201
      RECEIVABLES - NET                          166,485        129,428
      INVENTORIES                                160,687        123,281
      ASSETS HELD FOR SALE                           829         10,099
      OTHER CURRENT ASSETS                        15,292         10,962
                                              ----------     ----------
   TOTAL CURRENT ASSETS                          421,234        350,971
   PROPERTY, PLANT AND EQUIPMENT - NET           165,949        142,485
   GOODWILL AND INTANGIBLE ASSETS              1,083,963        720,014
   OTHER NONCURRENT ASSETS                         2,625         30,710
                                              ----------     ----------
      TOTAL ASSETS                            $1,673,771     $1,244,180
                                              ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      TRADE ACCOUNTS PAYABLE                  $   75,444     $   66,859
      ACCRUED EXPENSES                            90,328         72,180
      SHORT-TERM BORROWINGS                        8,210          3,144
      LIABILITIES HELD FOR SALE                      373          4,792
      DIVIDENDS PAYABLE                            8,055          6,321
                                              ----------     ----------
   TOTAL CURRENT LIABILITIES                     182,410        153,296
   LONG-TERM BORROWINGS                          353,770        156,899
   OTHER NONCURRENT LIABILITIES                  158,319        110,975
                                              ----------     ----------
      TOTAL LIABILITIES                          694,499        421,170
SHAREHOLDERS' EQUITY                             979,272        823,010
                                              ----------     ----------
      TOTAL LIABILITIES AND SHAREHOLDERS'
         EQUITY                               $1,673,771     $1,244,180
                                              ==========     ==========

                                     -MORE-

IDEX CORPORATION
ADD -7-


                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       FOURTH QUARTER ENDED          YEAR ENDED
                                           DECEMBER 31,             DECEMBER 31,
                                       --------------------   -----------------------
                                       2006 (A)     (2005)     2006 (A)      (2005)
                                       --------   ---------   ----------   ----------
FLUID & METERING TECHNOLOGIES
   NET SALES                           $119,522   $ 94,475    $  435,532   $  383,163
   OPERATING INCOME (B)                  25,538     18,684        89,899       72,596
   OPERATING MARGIN                        21.4%      19.8%         20.6%        18.9%
   DEPRECIATION AND AMORTIZATION       $  3,642   $  2,274    $   10,524   $    9,824
   CAPITAL EXPENDITURES                   1,972      1,742         5,487        8,204

HEALTH & SCIENCE TECHNOLOGIES
   NET SALES                           $ 79,320   $ 62,520    $  304,892   $  235,499
   OPERATING INCOME (B)                  16,948     12,440        58,229       43,133
   OPERATING MARGIN                        21.4%      19.9%         19.1%        18.3%
   DEPRECIATION AND AMORTIZATION       $  2,740   $  1,432    $    9,043   $    5,917
   CAPITAL EXPENDITURES                   1,318      1,230         4,726        5,525

DISPENSING EQUIPMENT
   NET SALES                           $ 36,015   $ 34,309    $  159,794   $  158,111
   OPERATING INCOME (B)                   7,577      7,102        38,021       37,772
   OPERATING MARGIN                        21.0%      20.7%         23.8%        23.9%
   DEPRECIATION AND AMORTIZATION       $  1,252   $  1,151    $    3,861   $    4,376
   CAPITAL EXPENDITURES                     378        853         2,362        3,383

FIRE & SAFETY/DIVERSIFIED PRODUCTS
   NET SALES                           $ 69,079   $ 62,833    $  260,080   $  238,992
   OPERATING INCOME (B)                  16,898     16,143        62,664       56,593
   OPERATING MARGIN                        24.5%      25.7%         24.1%        23.7%
   DEPRECIATION AND AMORTIZATION       $  1,583   $  1,352    $    6,086   $    5,712
   CAPITAL EXPENDITURES                     962      1,719         6,060        4,365

COMPANY
   NET SALES                           $302,131   $252,866    $1,154,940   $1,011,253
   OPERATING INCOME                      59,031     46,768       217,206      181,032
   OPERATING MARGIN                        19.5%      18.5%         18.8%        17.9%
   DEPRECIATION AND AMORTIZATION (C)   $  9,269   $  6,226    $   29,956   $   26,254
   CAPITAL EXPENDITURES                   5,213      5,742        21,198       22,532

----------
(A)  FOURTH QUARTER AND TWELVE MONTH DATA INCLUDES ACQUISITION OF BANJO (OCTOBER
     2006) AND TOPTECH (DECEMBER 2006) IN THE FLUID & METERING TECHNOLOGIES GROUP, WHILE TWELVE MONTH DATA ALSO INCLUDES JUN-AIR (FEBRUARY 2006) AND EPI (MAY 2006) IN THE HEALTH & SCIENCE TECHNOLOGIES GROUP AND AIRSHORE (JANUARY 2006) IN THE FIRE & SAFETY/DIVERSIFIED PRODUCTS GROUP FROM THE DATES OF ACQUISITION.

(B)  GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(C)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES AND UNEARNED COMPENSATION.